Pricing Supplement Dated February 5, 1996                       Rule 424 (b) (3)
(To Prospectus dated November 8, 1995 and                      File No. 33-63627
 Prospectus Supplement dated November 8, 1995)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES

Principal Amount:              $50,000,000                    Trade date:         February 5, 1996
Currency or Currency  Unit:    U.S. Dollars                   Original Issue Date:     February 8, 1996
Issue Price:                   99.98%                         Agent's Discount or Commission:    0.02%
Net Proceeds to Issuer:        $49,990,000                    Agent (s):    CS First Boston Corporation
Maturity Date:                 February 10, 1997              CUSIP Number:       69332H DE 3
---------------------------------------------------------------------------------------------


Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:             [X]  Commercial Paper Rate (30 day H.15, MMY)        [   ]  CD Rate
                                [ ]  Federal Funds Effective Rate
                                [ ]  LIBOR     [   ]  Treasury Rate       [   ] Prime Rate [   ]  Other
                                     (  ) Reuters Page:                                             (see attached)

                                     (  ) Telerate Page:

Spread:                         minus 0.06%

Initial Interest Rate:          To be determined February 6, 1996

Interest Reset Dates:           Monthly, on the 10th of each month commencing
                                March 11, 1996

Interest Determination
 Date:                          Two Business Days prior to Interest Reset Date

Interest Payment Dates:         Monthly, on the 10th of each month commencing
                                March 11, 1996

Index Maturity:                 1 month

Day Count Convention:           [X]  Actual/360               [   ]  Actual/Actual               [   ]  30/360

Option to Receive Payments
 in Specified Currency:         [   ]  Yes                 [   ]  No

Redemption:
         [X]  The Notes may not be redeemed prior to maturity,
              except as set forth in the Prospectus.
         [   ]  The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                %
     Annual Redemption Price Reduction:              % until Redemption Price
                                         is 100% of the Principal Amount.


Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:

         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

        [ ]  The Agent proposes to offer the Notes at a fixed initial public
             offering price of        % of Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price
         of                   % of Principal Amount.
Other Terms: